UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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NVR, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NVR, INC.

7601 Lewinsville Road

McLean, VA 22102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on Thursday, May 1, 2003

The Annual Meeting of Shareholders (the “Meeting”) of NVR, Inc. (the “Company”) will be held at the Company’s headquarters at 7601 Lewinsville Rd., Suite 300, McLean, Virginia on Thursday, May 1, 2003, at 11:30 A.M., Eastern Time, for the purpose of considering and acting upon the following matters:

1.	The election of the three (3) nominees for director to serve three (3) year terms and until their successors are duly elected and qualified;

2.	Ratification of appointment of KPMG LLP as independent auditors for the year ending December 31, 2003; and

3.	Such other business as may properly be brought before the Meeting or any adjournment thereof.

The Board of Directors has established the close of business on February 28, 2003 as the record date for the Meeting. Only shareholders of record as of that date shall be entitled to notice of and to vote at the Meeting or any adjournment thereof.

Whether or not you plan to attend the Meeting, you are urged to date and sign the enclosed proxy card and return it promptly in the accompanying envelope. You are invited to attend the Meeting in person. If you do attend the Meeting, you may withdraw your proxy and vote in person.

By order of the Board of Directors,

James M. Sack
Secretary and General Counsel

March 20, 2003

NVR, INC.

7601 Lewinsville Road

Suite 300

McLean, VA 22102

PROXY STATEMENT

This Proxy Statement, Proxy Card and the Annual Report for the year ended December 31, 2002 are being mailed on or about March 20, 2003 in connection with the solicitation on behalf of the Board of Directors of NVR, Inc., a Virginia corporation (“NVR” or the “Company”), of proxies for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 1, 2003, at the Company’s headquarters at 7601 Lewinsville Rd., Suite 300, McLean, Virginia 22102, at 11:30 A.M., Eastern Time, and at any and all postponements and adjournments thereof. Except to the extent specifically incorporated by reference, the Annual Report does not constitute “soliciting material” and is not to be deemed “filed” with the Securities and Exchange Commission (the “SEC”).

NVR bears the cost of proxy solicitation, including expenses in connection with preparing, assembling and mailing the proxy solicitation materials and all papers accompanying them. The Company may reimburse brokers or persons holding shares in their names or in the names of their nominees for their expenses in sending proxies and proxy material to beneficial owners. In addition to solicitation by mail, certain officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile transmission, internet or personally. The Company has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of brokers, bank nominees and institutional holders for a fee of approximately $5,000 plus out-of-pocket expenses.

All voting rights are vested exclusively in the holders of the Company’s common stock, par value $.01 per share (the “Common Stock”). Only Shareholders of record as of the close of business on February 28, 2003 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. Shareholders of record include holders (the “Participants”) owning stock in the Company’s Profit Sharing Trust Plan and Employee Stock Ownership Plan (the “Plans”).

The accompanying proxy card should be used to instruct the person named as the proxy to vote the Shareholder’s shares in accordance with the Shareholder’s directions. The persons named in the accompanying proxy card will vote shares of Common Stock represented by all valid proxies in accordance with the instructions contained thereon. In the absence of instructions, shares represented by properly executed proxies will be voted FOR the election of those three persons designated hereinafter as nominees for Class I directors of the Company, FOR the ratification of KPMG LLP as the Company’s Independent Auditors for 2003, and in the discretion of the named proxies with respect to any other matters presented at the Annual Meeting. With respect to the tabulation of proxies, abstentions and broker non-votes will be counted for purposes of constituting a quorum but have no effect on the vote. Any shareholder may revoke his or her proxy at any time prior to its use by filing with the Secretary of the Company, at 7601 Lewinsville Road, Suite 300, McLean, Virginia 22102, written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Execution of the enclosed proxy will not affect your right to vote in person if you should later decide to attend the Annual Meeting.

The proxy card also should be used by Participants to instruct the trustee of the Plans how to vote shares of Common Stock held on their behalf. The trustee is required under the applicable trust agreement to establish procedures to ensure that the instructions received from Participants are held in confidence and not divulged, released or otherwise utilized in a manner that might influence the Participants’ free exercise of their voting rights. Proxy cards representing shares held by Participants must be returned to the tabulator by April 28, 2003 using the enclosed return envelope and should not be returned to the Company. If shares are owned through the

Plans and the Participant does not submit voting instructions by April 28, 2003, the trustee of the Plans will vote such shares in the same proportion as the voting instructions received from the other Participants. Participants who wish to revoke a proxy card will need to contact the trustee and follow its instructions.

As of the Record Date, the Company had a total of 7,221,148 shares of Common Stock outstanding, each share of which is entitled to one vote. The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Under the Company’s Restated Articles of Incorporation and Bylaws, holders of Common Stock are not entitled to vote such shares on a cumulative basis.

ELECTION OF DIRECTORS

(Proposal 1)

The Company’s Board of Directors is divided into three classes, each composed of three directors. At the 2003 Annual Meeting, the following persons constituting Class I of the directors have been nominated by the Board of Directors to be elected to hold office for a three year term and until their successors are duly elected and qualified:

J. Carter Bacot

C. Scott Bartlett, Jr.

William A. Moran

Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the votes cast by the shares entitled to vote in person or by proxy at the Annual Meeting is required for the election of each of the three nominees named above. Unless marked otherwise, proxies received will be voted for the election of each of the three nominees named above. Each nominee has consented to serve as a director of the Company if elected. The Board of Directors of the Company does not contemplate that any of its proposed nominees listed above will become unavailable for any reason, but if any such unavailability should occur before the Annual Meeting, proxies may be voted for another nominee selected by the Board of Directors. Shareholders may withhold their votes from the entire slate of nominees or from any particular nominee by so indicating in the space provided on the attached proxy card.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” ALL THE FOREGOING NOMINEES AS DIRECTORS OF THE COMPANY.

The following sets forth certain pertinent information with respect to the current directors of the Company, including the nominees listed above.

Name	Age	Year First Elected or Appointed/Term Expires
Dwight C. Schar(3)	61	1993/2005
J. Carter Bacot(2)(4)	70	2002/2003
C. Scott Bartlett, Jr.(1)(4)	70	1993/2003
Robert C. Butler(1)(4)	72	2002/2005
Manuel H. Johnson(1)(2)	54	1993/2004
William A. Moran(3)	56	1993/2003
David A. Preiser(2)(4)	46	1993/2004
George E. Slye(1)(3)	72	1993/2005
John M. Toups(2)(3)	77	1993/2004

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Executive Committee
(4)	Member of Nominating Committee

Dwight C. Schar has been chairman of the board, president and Chief Executive Officer of NVR since September 30, 1993.

J. Carter Bacot has been a director of NVR since May 1, 2002, at which time he was appointed to fill the board vacancy created by the death of Richard H. Norair, Sr. Mr. Bacot served as Chairman and Chief Executive Officer of the Bank of New York Company, Inc. and The Bank of New York (the “Bank”) from 1982 until 1998.

Mr. Bacot currently serves as a Director and Consultant to the Bank. Additionally, Mr. Bacot serves as Non-Executive Chairman and Director of Footlocker, Inc, Director of the Phoenix Companies, Trustee of Atlantic Mutual Insurance Companies, and Director of the Philharmonic-Symphony Society of New York, Inc. and the Josiah Macy, Jr. Foundation. He is Life Trustee and Chairman Emeritus of Hamilton College.

C. Scott Bartlett, Jr. has been a director of NVR since September 30, 1993. Mr. Bartlett retired as an Executive Vice President of National Westminster Bank USA, now Fleet Bank. Mr. Bartlett is also a director of Janus Hotels and Resorts, Inc., Abraxas Petroleum Corporation, New ICO Global Communications (Holdings) Limited, Veltri Metal Products Company and Spalding Holdings Corporation.

Robert C. Butler has been a director since May 1, 2002. Mr. Butler served as Senior Vice President and Chief Financial Officer of Celgene Corporation from 1996 through 1998. Additionally, Mr. Butler was the Chairman of the Financial Accounting Standards Advisory Council from 1997 through 2001. Previously, Mr. Butler served as Chief Financial Officer of International Paper Co. and National Broadcasting Co. Mr. Butler is a director of Carter Holt Harvey Ltd., Studio One Networks, Inc. and Schiffenhaus Industries. He also serves on the Board of Trustees of the United Way of North Essex and the Montclair Foundation.

Manuel H. Johnson has been a director of NVR since September 30, 1993. Dr. Johnson is co-chairman and senior partner in Johnson Smick International, Inc., an international financial policy-consulting firm. Effective August 1, 1997, Dr. Johnson was elected chairman of the Board of Trustees and president of the Financial Accounting Foundation, which oversees the Financial Accounting Standards Board. Also during 1997, Dr. Johnson was named a member of the Independence Standards Board formed jointly by the Securities and Exchange Commission and the American Institute of Certified Public Accountants. Dr. Johnson is a founder and co-chairman of the Group of Seven Council, an international commission supporting economic cooperation among the major industrial nations. He is a director of Morgan Stanley Dean Witter Funds, Trust Company of the West/Morgan Stanley Dean Witter Funds, and Greenwich Capital Markets, Inc.

William A. Moran has been a director of NVR since September 30, 1993. In addition, Mr. Moran is the chairman of Elm Street Development, Inc. (“Elm Street”). Mr. Moran is also a director and shareholder of Craftmark, Inc., a homebuilder in Virginia and Maryland, and The Craftstar, Inc. which develops, invests in and periodically sells apartments, condominiums, single family homes and townhomes in Virginia and Maryland.

David A. Preiser has been a director of NVR since September 30, 1993. Mr. Preiser is a senior managing director and a member of the Board of Directors of the investment banking firm of Houlihan Lokey Howard & Zukin (“Houlihan Lokey”), and serves as managing partner of Sunrise Capital Partners L.P., a private equity fund affiliated with Houlihan Lokey. Previously, Mr. Preiser had been active in coordinating the firm’s real estate and financial restructuring activities since September 1990. Mr. Preiser is also a director of Jos. A Bank Clothiers, Inc., Akrion, LLC, Airwalk International, LLC, and Alaska Seafood International, LLC.

George E. Slye has been a director of NVR since September 30, 1993. Mr. Slye has been the chief executive officer and owner of GESCOM, Inc., a real estate investment firm, since 1983. Mr. Slye was a co-founder and vice-chairman of Spaulding and Slye Colliers, a major real estate development company with offices in Boston and Washington, D.C. He has served as a trustee of Babson College and University Hospital of Boston and as a director of Manufacturers Advisor Corporation of Toronto. In addition, Mr. Slye was a two-term president of the Greater Boston Real Estate Board.

John M. Toups has been a director of NVR since September 30, 1993. Mr. Toups held various management positions with Planning Research Corporation from 1970 through 1987, for which he was chief executive officer from 1978 to 1987 and chairman from 1982 to 1987. He is also a director of INOVA Health System, Halifax Corporation, CACI International, and GTSI, Inc.

The Board of Directors has an Audit, Compensation, Executive and Nominating Committee. The primary functions of these committees are as follows:

The functions of the Audit Committee and its activities during fiscal 2002 are described below under the heading Report of the Audit Committee. During the year, the Board confirmed that all members of the Audit Committee are “independent” within the meaning of the American Stock Exchange’s independence rules.

The Compensation Committee determines the compensation of the Chief Executive Officer and, based in part on the recommendation of the Chief Executive Officer, of all other officers of the Company. The Compensation Committee also administers and interprets incentive compensation and option plans for employees of the Company.

The Executive Committee has such powers, authority and responsibilities as may be determined by a majority of the entire Board of Directors.

The Nominating Committee recommends to the Board of Directors candidates for election as directors. On February 6, 2003 the Board of Directors changed the composition of the Nominating Committee to better align the Company’s corporate governance practices with public company corporate governance best practices. The realignment of the Nominating Committee included the voluntary resignation of Dwight C. Schar and Manuel H. Johnson and the appointment of J. Carter Bacot and Robert C. Butler. As a result of the realignment, the Nominating Committee consists solely of outside, independent directors. The nominating Committee will consider nominees to the Board recommended by Shareholders. Shareholders wishing to recommend potential director candidates may do so by corresponding with the Secretary of the Company and including the name and biographical data of the proposed nominee.

The Board of Directors met seven times in 2002. The Audit Committee met four times and the Compensation Committees met twice during 2002. During 2002, the full Board nominated for election the slate of directors presented in the 2002 Proxy Statement in lieu of the Nominating Committee. Neither the Nominating Committee nor the Executive Committee met during 2002.

Each outside director of the Board was paid $6,500 per quarter for serving as a director and fees of $1,600 for each meeting attended during 2002. Incidental travel and out-of-pocket expenses are reimbursed as incurred. Directors who are also officers of the Company receive no additional compensation for their services as directors.

During 2002, and coinciding with Mr. Bacot’s appointment and Mr. Butler’s election to the Board, Mr. Bacot and Mr. Butler were each issued options to purchase 17,000 shares of NVR common stock at an exercise price of $369.75 per share. The exercise price was equal to the fair market value of the underlying stock on the date of grant. The options vest in twenty-five percent increments in each of 2006, 2007, 2008, and 2009, and expire in May 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as to the beneficial ownership of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock as of the dates indicated and each director and executive officer and by all directors and executive officers as a group as of February 28, 2003. Except as otherwise indicated, all shares are owned directly and the owner has sole voting and investment power with respect thereto.

Certain Beneficial Owners

Name and Address of Holder	Number of Shares(1)	Percent of Class
Capital Growth Management Limited Partnership One International Place Boston, MA 02110	550,900	7.6%

Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105	468,312	6.5%

(1)	Based solely upon information contained within Schedule 13G’s filed by such entities dated February 7, 2003 and February 10, 2003, respectively.

Directors and Management

Name	Number of Shares		Percent of Class
Dwight C. Schar	1,000,398	(1)	13.9%
J. Carter Bacot	500		*
C. Scott Bartlett, Jr.	10,210	(2)	*
Robert C. Butler	—		*
Manuel H. Johnson	33,590	(3)	*
William A. Moran	27,125	(4)	*
David A. Preiser	3,125	(4)	*
George E. Slye	3,125		*
John M. Toups	22,150	(5)	*
William J. Inman	195,915	(6)	2.7%
Paul C. Saville	331,812	(7)	4.5%
Dennis M. Seremet	53,224	(8)	*

All directors and executive officers as a group (12 persons)	1,681,174		23.1%

*	Less than 1%.
(1)	Includes 3,127 vested shares held by the NVR Employee Stock Ownership Plan in trust, 195,716 vested shares held in a Deferred Compensation Rabbi Trust and 31,610 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan. The total shares reported does not include 46,937 shares held in a Deferred Compensation Rabbi Trust that will vest in fifty percent increments on each of December 31, 2003 and 2004.
(2)	Includes 8,000 vested options issued under the 1996 Directors’ Long Term Stock Option Plan and 1,710 shares owned by his wife.
(3)	Includes 20,000 vested options issued under the 1996 Directors’ Long Term Stock Option Plan, 3,125 vested options issued under the 1998 Directors’ Long Term Stock Option Plan and 65 shares owned by his son.
(4)	Includes 3,125 vested options issued under the 1998 Directors’ Long Term Stock Option Plan.
(5)	Includes 18,000 vested options issued under the 1996 Directors’ Long Term Stock Option Plan, 3,125 vested options issued under the 1998 Directors’ Long Term Stock Option Plan and 43 shares owned by his wife.
(6)	Includes 100,000 vested options issued under the 1996 Management Long-Term Stock Option Plan, 62,916 vested shares held in a Deferred Compensation Rabbi Trust and 3,039 vested shares held by the NVR Employee Stock Ownership Plan in trust. The total shares reported does not include 23,468 shares held in a Deferred Compensation Rabbi Trust that will vest in fifty percent increments on each of December 31, 2003 and 2004.
(7)	Includes 175,000 vested options issued under the 1996 Management Long-Term Stock Option Plan, 3,127 vested shares held by the NVR Employee Stock Ownership Plan in trust, 4,086 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan, 60,000 shares held in a family LLC, 76,548 vested shares held in a Deferred Compensation Rabbi Trust and 2,000 shares owned by his children. The total shares reported does not include 29,335 shares held in a Deferred Compensation Rabbi Trust that will vest in fifty percent increments on each of December 31, 2003 and 2004.
(8)	Includes 20,000 vested options issued under the 1996 Management Long-Term Stock Option Plan, 2,984 vested shares held by the NVR Employee Stock Ownership Plan in trust, 1,831 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan, 26,446 vested shares held in a Deferred Compensation Rabbi Trust and 600 shares owned by his children. The total shares reported does not include 14,081 shares held in a Deferred Compensation Rabbi Trust that will vest in fifty percent increments on each of December 31, 2003 and 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and executive officers and persons who own more than 10% of the Company’s Common Stock to file reports of ownership and changes in ownership of such stock with the SEC and the American Stock Exchange. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all such forms filed. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements during 2002 with the exception of (i) a timely filed Form 4 for Dwight C. Schar’s exercise of stock options that inadvertently omitted Mr. Schar’s surrender of NVR common stock as payment for the stock option’s exercise price, and (ii) an inadvertent Form 4 late filing for Mr. Schar to record the receipt of NVR common stock from an exchange fund redemption.

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE

“SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND EXCHANGE

COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE

ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

REPORT OF THE AUDIT COMMITTEE

With respect to the members of the Audit Committee of the Board of Directors, all are independent directors as defined by Section 121(A) of the American Stock Exchange listing standards. During 2002, the Audit Committee operated under a charter for the Committee that was approved by the Board of Directors on May 3, 2000.

As set forth in more detail in the charter, the Audit Committee’s primary responsibilities fall into three broad categories:

•	first, the Committee is charged with recommending to the Board whether to include the audited financial statements in the Annual Report on Form 10-K filed with the Securities and Exchange Commission, based upon discussions with management and the Company’s outside auditors about the draft annual financial statements and key accounting and reporting matters;

•	second, the Committee is responsible for matters concerning the relationship between the Company and its outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to the Company; and determining whether the outside auditors are independent (based in part on the annual letter provided to the Company by KPMG LLP pursuant to Independence Standards Board Standard No. 1); and

•	third, the Committee oversees management’s implementation of effective systems of internal controls.

The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter. To carry out its responsibilities, the Committee met four times during fiscal 2002.

In overseeing the preparation of the Company’s annual audited financial statements, the Committee met with both management and the Company’s outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee discussed the financial statements with both management and the outside auditors. The Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees).

With respect to the Company’s outside auditors, the Committee, among other things, discussed with KPMG LLP matters relating to its independence, including the disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Finally, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program.

On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Manuel H. Johnson (Chairman)

C. Scott Bartlett, Jr.

Robert C. Butler

George E. Slye

THE FOLLOWING COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED TO BE

“SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND EXCHANGE

COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE

ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

The Compensation Committee (the “Committee”) of the NVR Board of Directors is responsible for determining and periodically evaluating the various levels and methods of compensating the Company’s executive officers and directors. The Committee’s philosophy regarding executive compensation is to provide a total compensation program for executive officers which is competitive with the compensation packages of other companies in the homebuilding and mortgage banking businesses and which includes performance based compensation which effectively aligns the interests of management with those of the Company’s Shareholders. The Company’s compensation package consists of base salary, annual incentive compensation and long-term incentives consisting of non-qualified stock options and long-term cash incentive plans. This compensation package is performance based and places a large portion of executive compensation at risk by making it dependent upon the achievement of annual and long-term financial objectives, which are tied to the Company’s business plan and are intended to enhance shareholder value.

Base Salary

The base salary levels for the executive officers are reviewed annually by the Committee. Executive officer salaries are generally established at the average market rate of other companies of comparable size, particularly major homebuilding and residential mortgage companies, some of which are companies included in the Dow/Home Construction Index. In addition, consideration is given to individual experience as well as individual performance and the performance of those operations for which the executive is responsible. All four of the executive officers’ 2003 base salaries were increased over their 2002 base salaries.

Annual Incentive Compensation

All of the executive officers participate in the Company’s annual incentive compensation plan. Each participant has a maximum potential payout, which is limited to a fixed percentage of the executive’s salary. Each executive officer has an opportunity to earn an annual incentive award, which is based on actual financial results compared to the business plan approved by the Board of Directors. The maximum incentive opportunity is earned only if certain business objectives are met or exceeded. At the beginning of each year, financial targets are established by the Committee for predetermined key result areas, which are tied to the Company’s annual business plan. These annual objectives are consistent with the current year’s portion of the Company’s five-year business plan. The primary key result areas used for the mortgage banking operation are pre-tax profit and return on invested capital. The key result area for corporate executives is predicated upon consolidated pre-tax profit. For 2002, the executive officers substantially exceeded their financial objectives and received the maximum incentive award (100% of base salary).

Long-Term Compensation

NVR’s long-term incentive programs, administered by the Committee, are designed to focus the attention of the executive officers on the Company’s long-term goals and link the interests of executive officers to those of the shareholders. Awards under the Company’s long-term incentive programs also strongly encourage the retention of key executive personnel. Retention of a loyal and experienced management team has been and continues to be a key component of the Company’s business strategy. In support of these objectives, the Company’s executive officers have historically participated in long-term, cash and stock-based incentive programs which have a long-term vesting schedule based upon certain cash flow, financial or employment objectives.

The last option grants for the executive officers were made in 2001 under the 2000 Broadly Based Stock Option Plan adopted by the Company’s Board of Directors. The options vest in twenty-five percent increments in each of 2006, 2007, 2008 and 2009 (see the Summary Compensation Table below).

The executive officers also participated in the NVR, Inc. High Performance Compensation Plan (“HP Plan”). The objective of the HP Plan was to reward the executive officers for superior performance by the Company, measured by the growth in earnings per share over 2001 earnings per share compounded by ten percent over the measurement period. The Committee terminated the HP Plan effective December 31, 2002. The Committee determined that the compensation benefits available through base salary, annual incentive compensation and stock-based incentive plans were currently adequate to meet the Company’s compensation objectives relative to executive officers. The HP Plan termination provisions provided that the payment of amounts earned by the executive officers for the one-year measurement period ended December 31, 2002 be mandatorily deferred until the executive officer terminates employment with NVR, and that the amounts earned be immediately vested. Amounts deferred are invested in NVR Common Stock, and upon termination, the executive officer receives a distribution in shares of Common Stock. The amounts earned by executive officers for the HP Plan’s 2002 measurement period are included in the Summary Compensation Table below.

Chief Executive Officer Compensation

Mr. Dwight C. Schar has been Chairman of the Board, President and Chief Executive Officer of the Company since its inception. The compensation program for the CEO is linked to the long-term strategic and financial goals of the Company, and encourages the creation of shareholder value. A significant amount of the CEO’s compensation is tied to the Company’s performance and is at risk, in the form of annual and long-term cash incentive compensation and stock options. Through 2002, Mr. Schar’s long-term incentive compensation opportunities were mainly dependent upon the Company attaining consistent annual growth in earnings per share. The Committee believes that earnings per share-structured incentives focus the CEO to grow the Company’s operations while maintaining an efficient capital structure. The Committee believes the compensation program for the CEO is consistent with the Company’s philosophy for compensating executive officers and encourages long-term shareholder value.

The CEO’s 2002 annual incentive compensation opportunity was based on predetermined pre-tax profit objectives tied to the Company’s business plan which was approved by the Board of Directors. As previously noted, for 2002, the pre-tax profit objectives for the Company were substantially exceeded and the CEO received the maximum award of 100% of his base salary. The CEO is also a participant in the HP Plan described above. Mr. Schar earned an allocation of the HP Plan pool measured for the one year period January 1, 2002 to December 31, 2002. Mr. Schar’s allocation of the HP Plan pool was equal to five percent of the Company’s aggregate 2002 earnings in excess of the Company’s 2001 earnings compounded by 10%.

Stock Ownership Requirements of the Chief Executive Officer, Executive Officers and Certain Members of Senior Management

The Committee has established and adopted guidelines that require the CEO, other executive officers and certain members of senior management (“Management”) to acquire and continuously hold a specified minimum level of Common Stock (the “Guidelines”). Under the Guidelines, Management must acquire and hold Common Stock with a total fair market value ranging from one (1) to eight (8) times their annual base salaries, with the CEO required to acquire and hold Common Stock with a fair market value equal to a minimum of eight (8) times his annual base salary. The Committee believes that the imposition of a long-term holding requirement for Management provides for additional incentive to enhance shareholder value by linking the interests of Management directly to those of the shareholders. In the event of non-compliance at any date thereafter, a Participant subject to the Guidelines will receive one-half of any earned annual incentive compensation in restricted stock until compliance with the Guidelines is attained. All members of Management met their specified holding requirements at December 31, 2002 without the issuance of restricted stock in lieu of cash payments for any earned annual incentive compensation.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the corporate deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless such compensation qualifies as “performance-based compensation” which, among other things, requires approval by the Company’s stockholders. The Committee strives whenever possible to structure compensation plans such that they are tax deductible by the Company.

To minimize the non-deductibility of executive compensation expense due to the limitations of Section 162(m) and still maintain the ability to competitively compensate the Company’s executive officers, the Company established a deferred compensation plan (“Deferred Comp Plan”). The specific purpose of the Deferred Comp Plan was to establish a vehicle whereby the executive officers could defer the receipt of compensation that otherwise would be nondeductible for tax purposes into a period where the Company would realize a tax deduction for the amounts paid. Unless otherwise mandated by a specific compensation plan, the deferral of any earned compensation is at the election of the executive officer. Amounts deferred into the Deferred Comp Plan are invested in shares of NVR common stock, which are distributed to the executive officer upon expiration of the deferral period.

See the Summary Compensation Table for the individual amounts deferred under the Deferred Comp Plan.

Compensation Committee and Option Subcommittee

During the calendar year ended December 31, 2002, the Committee consisted of the five individuals named below, all of whom, except Mr. Dwight C. Schar, are outside directors of the Company. As noted in the section labeled Certain Transactions following, Mr. Moran controls an entity that sells finished lots to NVR’s homebuilding operations.

Effective February 6, 2003, the Board of Directors changed the composition of the Compensation Committee to better align the Company’s corporate governance practices with public company corporate governance best practices. The realignment of the Committee included Dwight C. Schar and William A. Moran voluntarily resigning their positions on the Committee and Manuel H. Johnson being appointed as a member of the Committee. As a result of these changes, the Compensation Committee consists solely of outside, independent directors.

The Option Subcommittee of the Compensation Committee (the “Option Subcommittee”) has been dissolved effective February 6, 2003. The Option Subcommittee was responsible for administering and interpreting incentive compensation and option plans for employees of the Company. Due to the nature of its responsibilities, the Option Subcommittee consisted solely of the independent directors of the Compensation Committee. As a result of the realignment of the Compensation Committee, all of the directors on the Compensation Committee are considered independent, eliminating the need for a separate subcommittee. Matters previously overseen by the Option Subcommittee are now overseen by the Compensation Committee.

The Compensation Committee of the Board of Directors (for the calendar year ended December 31, 2002):

John M. Toups, Chairman, J. Carter Bacot, William A. Moran, David A. Preiser, and Dwight C. Schar

EXECUTIVE COMPENSATION

Shown below is certain information concerning the compensation for services in all capacities to NVR for the years ended December 31, 2002, 2001 and 2000 of those persons who were, at December 31, 2002, (i) the Chief Executive Officer, and (ii) the three other executive officers of NVR.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary	Incentive Compensation(1)	Other Annual Compensation		Stock Options		LTIP Payouts		All Other Compensation(6)
Dwight C. Schar Chairman of the Board, Chief Executive Officer and President	2002 2001 2000	$1,500,000 1,100,000 950,000	$1,500,000 1,100,000 950,000	$	— — —	— 400,000 —	(2)	$4,001,200 15,860,833 190,000	(3) (4) (5)	$10,500 9,000 10,700

William J. Inman President of NVR Mortgage Finance, Inc.	2002 2001 2000	$345,000 329,000 316,000	$345,000 329,000 316,000	$	— — —	— 50,000 —	(2)	$2,000,600 7,820,417 —	(3) (4)	$10,000 8,500 10,200

Paul C. Saville Executive Vice President, Chief Financial Officer and Treasurer	2002 2001 2000	$420,000 363,000 330,000	$420,000 363,000 330,000	$	— — —	— 150,000 —	(2)	$2,500,750 9,848,121 —	(3) (4)	$10,500 9,000 10,700

Dennis M. Seremet Vice President and Controller	2002 2001 2000	$210,000 190,000 176,000	$210,000 190,000 176,000	$	— — —	— 50,000 —	(2)	$1,200,360 4,730,250 35,200	(3) (4) (5)	$10,500 9,000 10,700

(1)	Incentive compensation is reflected in the year earned. All incentive compensation earned for the periods presented was paid in March of the subsequent calendar year, with the following exceptions: Messrs. Schar, Saville and Seremet deferred their Year 2001 payments into the Deferred Comp Plan, and Messrs. Schar and Seremet deferred their Year 2000 payments into the Deferred Comp Plan.
(2)	Twenty-five percent of the options vest on each of December 31, 2006, 2007, 2008, and 2009 with vesting based upon continued employment. The options expire in May 2011 and are exercisable at $189.00 per share.
(3)	All amounts were earned pursuant to the HP Plan for the measurement period ending on December 31, 2002, and were required to be deferred into the Deferred Comp Plan until the executive officer’s respective termination of employment with NVR. The HP Plan was terminated during 2002.
(4)	Includes amounts earned pursuant to the HP Plan, and a deferral incentive earned for deferring otherwise nondeductible compensation into a period where the amounts paid will be deductible for tax purposes. The amounts pertaining to the deferral incentive equal $409,732, $94,866, $191,182 and $94,920 for Messrs. Schar, Inman, Saville and Seremet, respectively, and relate to the deferral of annual incentive compensation and the final payment due under the HP Plan for the three year measurement period that ended December 31, 1998. The amounts pertaining to the HP Plan for the three year measurement period ending on December 31, 2001 equaled $15,451,101, $7,725,551, $9,656,939 and $4,635,330 for Messrs. Schar, Inman, Saville and Seremet, respectively. All amounts earned pursuant to the HP Plan for the three year measurement period ending on December 31, 2001, were required to be deferred into the Deferred Comp Plan, with no deferral incentive earned pursuant to the mandatory deferral.
(5)	Includes a deferral incentive earned for deferring otherwise nondeductible incentive compensation into a period where the amounts paid will be deductible for tax purposes.
(6)	Amount contributed to the Profit Sharing Trust Plan and the Employee Stock Ownership Plan for the respective plan years.

Stock Option Grants, Exercises and Year-End Values

Aggregated Stock Option Exercises in 2002 and Year-End Stock Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Unexercised Stock Options at Year-End			Value of Unexercised In-the- Money Options at Year-End
			Exercisable		Unexercisable	Exercisable	Unexercisable
Dwight C. Schar	333,333	$87,291,579	166,667	(1)	650,000	$52,645,939	$124,718,750
William J. Inman	—	—	100,000		100,000	31,587,500	20,818,750
Paul C. Saville	75,000	27,026,250	175,000		237,500	55,278,125	45,026,563
Dennis M. Seremet	49,900	17,861,265	20,000		80,000	6,317,500	15,241,250

(1)	Mr. Schar exercised 166,667 options on January 23, 2003.

Compensation Committee Interlocks and Insider Participation

During the calendar year ended December 31, 2002, the compensation committee was comprised of Mr. Schar, Mr. Bacot, Mr. Moran, Mr. Toups, and Mr. Preiser, all of whom, except Mr. Schar, are outside directors of the Company. As noted below, Mr. Moran controls an entity that sells finished lots to NVR’s homebuilding operations, and the Company leases an airplane from Mr. Schar from time to time. No executive officer of NVR served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board’s Compensation Committee; accordingly, there were no interlocks with other companies within the meaning of the SEC’s proxy rules during 2002. As previously discussed in the Compensation Committee Report On Executive Compensation, NVR has realigned the Compensation Committee to consist solely of outside, independent directors in 2003.

Certain Transactions

During the year ended December 31, 2002, NVR entered into new agreements to purchase lots for a total purchase price of approximately $10,000,000 with Elm Street Development, which is controlled by Mr. Moran. These transactions were approved by a majority of the disinterested members of the Board of Directors. During 2002, NVR purchased developed lots at market prices from Elm Street for approximately $13,200,000.

NVR periodically sub-leases, at market rates, an airplane leased by Mr. Schar for Company travel when the use of the airplane lends itself to travel efficiencies. The Company paid approximately $75,000 for use of the airplane during 2002.

Employment Arrangements

NVR has an employment agreement with Mr. Schar effective January 1, 2002 to serve as Chairman, President and Chief Executive Officer. The agreement continues through January 1, 2008. The agreement provides for an annual minimum base salary of $1,500,000 and an annual bonus of up to 100% of base salary. There has been a subsequent adjustment to Mr. Schar’s salary to reflect a merit increase. Mr. Schar’s current salary is $1,620,000. If Mr. Schar’s employment is terminated without cause, as defined in the agreement, including in connection with or within one year after a change in control of NVR, prior to January 1, 2008, he would be entitled to receive in twelve monthly installments an amount equal to 200% of his then annual base salary. In the event that Mr. Schar terminates pursuant to retirement (essentially a voluntary termination after attaining age 65), he would be entitled to receive in twelve monthly installments an amount equal to 100% of his then annual base salary. In the event that Mr. Schar voluntarily terminates his employment, including a voluntary termination upon the election of a new Chairman and/or Chief Executive Officer, he would not be entitled to receive any severance payments. Mr. Schar agreed that he will not compete with NVR during the term of his employment and for one year thereafter if termination is voluntary, due to retirement, without cause or within one year after a change in control, or two years if he is terminated for cause, as defined below. Mr. Schar is not subject to a non-compete clause if he voluntarily terminates his employment pursuant to the election of a new Chairman and/or Chief Executive Officer.

NVR has an employment agreement with Mr. Saville effective January 1, 2002 to serve as NVR’s Executive Vice President-Finance, Chief Financial Officer and Treasurer. The agreement continues through January 1, 2008. The agreement provides for an annual minimum base salary of $420,000 and an annual bonus of up to 100% of base salary. There has been a subsequent adjustment to Mr. Saville’s salary to reflect a merit increase. Mr. Saville’s current salary is $450,000. If Mr. Saville’s employment is terminated without cause, as defined in the agreement, including in connection with or within one year after a change in control of NVR, prior to January 1, 2008, he would be entitled to receive in twelve monthly installments an amount equal to 200% of his then annual base salary. In the event that Mr. Saville voluntarily terminates his employment, including a voluntary termination upon the election of a new Chairman and/or Chief Executive Officer, he would not be entitled to receive any severance payments. Mr. Saville agreed that he will not compete with NVR during the term of his employment and for one year thereafter if termination is voluntary, without cause or within one year of a change of control, or two years if he is terminated for cause, as defined below. Mr. Saville is not subject to a non-compete clause if he voluntarily terminates his employment pursuant to the election of a new Chairman and/or Chief Executive Officer.

NVR has an employment agreement effective January 1, 2002 with Mr. Inman to serve as president of NVR Mortgage Finance, Inc. The agreement continues until January 1, 2008. The agreement provides for an annual minimum base salary of $345,000 and an annual bonus of up to 100% of base salary. There has been a subsequent adjustment to Mr. Inman’s salary to reflect a merit increase. Mr. Inman’s current salary is $360,000. If Mr. Inman’s employment is terminated without cause, as defined in the agreement, including in connection with or within one year after a change in control of NVR, prior to January 1, 2008, he would be entitled to receive in twelve monthly installments an amount equal to 200% of his base salary. In the event that Mr. Inman voluntarily terminates his employment, including a voluntarily termination upon the election of a new Chairman and/or Chief Executive Officer, he would not be entitled to receive any severance payments. Mr. Inman agreed that he will not compete with NVR during the term of his employment and for one year thereafter if termination is voluntary, without cause or within one year of a change of control, or two years if he is terminated for cause, as defined below. Mr. Inman is not subject to a non-compete clause if he voluntarily terminates his employment pursuant to the election of a new Chairman and/or Chief Executive Officer.

In each of the above described employment agreements, termination for “cause” may result if the executive officer subject to the respective employment agreement is convicted of any felony, other crime involving moral turpitude, or any crime or offense which results in his incarceration for more than three months, is guilty of gross misconduct in connection with the performance of his duties as described within the respective employment agreement, or if the executive officer materially breaches affirmative or negative covenants or undertakings set forth in his respective employment agreement.

STOCK PERFORMANCE GRAPH

THE FOLLOWING STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

COMPARISON OF CUMULATIVE TOTAL EQUITYHOLDER RETURN ON EQUITY

The following chart graphs NVR’s performance in the form of cumulative total return to holders of NVR’s Common Stock since December 31, 1997 in comparison to the Dow/Home Construction Index and the Dow Jones Industrial Index for that same period. The Dow/Home Construction Index includes NVR, Inc., Pulte Corp., Ryland Group, Inc., Centex Corp., K B Home, Champion Enterprises, Inc., Lennar Corp., DR Horton, Inc., Clayton Homes, Inc., MDC Holdings, Inc. and Toll Brothers, Inc.

(a)	Assumes that $100 was invested in NVR stock and the indices on December 31, 1997.

APPROVAL OF INDEPENDENT AUDITORS

(Proposal 2)

At the Meeting, the Board of Directors of the Company will recommend Shareholder ratification of the appointment of KPMG LLP as independent auditors for the Company for the year 2003. Representatives of KPMG LLP are expected to be present at the meeting to respond to Shareholders’ questions and will have an opportunity to make a statement if they so desire.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR”  THE APPROVAL OF KPMG LLP AS THE COMPANY’S  INDEPENDENT AUDITORS FOR 2003.

DISCLOSURE OF FEES PAID TO KPMG LLP DURING THE  YEARS ENDED DECEMBER 31:

	2002	2001
Audit fees:
Audit fees and quarterly reviews	$233,000	$250,500
Consents	1,150	5,650

	234,150	256,150

Audit-related fees:
Employee benefit plan	26,500	33,000
Accounting consultations	—	20,750

	26,500	53,750

Tax fees:
State tax appeal assistance	21,641	—
Other tax consultations	13,300	—

	34,941	—

All other fees:	—	—

Total fees	$295,591	$309,900

The Company did not engage KPMG LLP to perform any financial systems design and implementation work during 2002 or 2001. Consistent with its charter, the Audit Committee evaluates and considers whether any other allowable non-audit services provided by KPMG LLP to NVR are compatible with maintaining KPMG LLP’s independence pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

SHAREHOLDER PROPOSALS

Proposals of holders of Common Stock intended to be included in the Company’s proxy statement for the next annual meeting of Shareholders of the Company, must be received by the Company on or before November 21, 2003, and must comply with applicable rules of the Securities and Exchange Commission in order to be included. In addition, management intends to exercise discretionary voting authority with respect to any other proposal made by holders of Common Stock at the next annual meeting of Shareholders of which NVR does not have notice on or before February 4, 2004.

OTHER MATTERS

Management knows of no other business to be presented for action at the meeting, other than those items listed in the notice of the Meeting referred to herein. If any other business should properly come before the Meeting, or any adjournment thereof, it is intended that the proxies will be voted in accordance with the best judgment of the persons acting thereunder.

NVR’s Annual Report on Form 10-K for 2002, including consolidated financial statements and other information, accompanies this Proxy Statement but does not form a part of the proxy soliciting material. A complete list of the stockholders of record entitled to vote at the Annual Meeting will be open and available for examination by any stockholder, for any purpose germane to the Annual Meeting, between 9:00 a.m. and 5:00 p.m. at NVR’s offices at 7601 Lewinsville Road, McLean, Virginia 22102, from April 18, 2003 through April 30, 2003 and at the time and place of the Annual Meeting.

Copies of the Company’s most recent Annual Report on Form 10-K, including the financial statements and schedules thereto, which the Company is required to file with the SEC, will be provided without charge upon the written request of any shareholder. Such requests may be sent to Investor Relations, NVR, Inc., 7601 Lewinsville Road, Suite 300, McLean, Virginia, 22102. The Company’s SEC filings are also available to the public from the Company’s website at http://www.nvrinc.com, and the SEC’s World Wide Web site at http://www.sec.gov.

By Order of the Board of Directors,

James M. Sack
Secretary and General Counsel

McLean, Virginia

March 20, 2003

SKU # NRI-PS-03

<  DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL  <

PROXY

NVR, Inc.

Proxy for the Annual Meeting of Shareholders

May 1, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James M. Sack, Paul C. Saville and Dennis M. Seremet, or any of them, as proxies (and if the undersigned is a proxy, as substitute proxies), each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse, all of the shares of common stock of NVR, Inc. held of record by the undersigned at the close of business on February 28, 2003 at the Annual Meeting of Shareholders to be held at NVR Corporate Headquarters, 7601 Lewinsville Road, Suite 300, McLean, Virginia, 22102, on Thursday, May 1, 2003 at 11:30 A.M. or at any adjournment thereof.

If there are shares allocated to the undersigned in the NVR, Inc. Profit Sharing Trust Plan or the Employee Stock Ownership Plan, the undersigned hereby directs the Trustee to vote all full and fractional shares as indicated on the reverse of this card. Shares for which no voting instructions are received by April 28th will be voted by the Trustee in the same proportion as all other shares which have been voted.

SEE REVERSE SIDE	PLEASE VOTE, DATE AND SIGN ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE	SEE REVERSE SIDE

NVR, Inc.

C/O EQUISERVE TRUST COMPANY N.A.

P.O BOX 8694

EDISON, NJ 08818-8694

<  DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL  <

☒	Please mark votes as in this example

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be deemed to grant authority to vote FOR ALL director nominees, to vote FOR the proposal to ratify the appointment of KPMG LLP as independent auditors for the year 2003 and to vote in the discretion of the named proxies as to any other matters that come before the meeting.

1. Election of Directors. (For a term of 3 years)				2. Proposal to ratify the appointment of KPMG LLP as independent auditors for the year 2003.

NOMINEES: (01) J. Carter Bacot, (02) C. Scott Barlett, Jr. and (03) William A. Moran		FOR ALL NOMINEES ☐	WITHHELD FROM ALL NOMINEES ☐	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐
For all nominees except as noted above				MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

The shares represented by this proxy card will be voted in the discretion of the named proxies as to any other matters that come before the meeting or any adjournment(s) thereof.

The shareholder’s signature should be exactly as the name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature: Date: Signature: Date: